REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of
Consulting Group Capital Markets Funds:

We have audited the accompanying statements of assets and liabilities, including the schedules of investments of Large Cap Equity Fund (formerly, Large Capitalization Growth Investments), Small-Mid Cap Equity Fund (formerly, Small Capitalization Growth Investments), International Equity Fund (formerly, International Equity Investments), Emerging Markets Equity Fund (formerly, Emerging Markets Equity Investments), Core Fixed Income Fund (formerly, Core Fixed Income Investments), High Yield Fund (formerly, High Yield Investments), International Fixed Income Fund (formerly, International Fixed Income Investments), Municipal Bond Fund (formerly, Municipal Bond Investments), as of August 31, 2016, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. We have audited the accompanying statements of assets and liabilities, including the schedules of investments of Inflation-Linked Fixed Income Fund and Ultra-Short Term Fixed Income Fund as of August 31, 2016, and the related statements of operations, changes in net assets, cash flows for Inflation-Linked Fixed Income Fund and financial highlights for the period from March 8, 2016 (commencement of operation) to August 31, 2016.  Each of the funds comprise the Capital Group Capital Markets Funds (collectively the “Funds”). These financial statements and financial highlights are the responsibility of the Funds’ management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Funds are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Funds’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of August 31, 2016, by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the Funds constituting the Consulting Group Capital Markets Funds as of August 31, 2016, the results of their operations, the changes in their net assets, the cash flows for Inflation-Linked Fixed Income Fund, and the financial highlights for each of the periods presented in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
October 31, 2016